FOURTEENTH AMENDMENT

TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTEENTH AMENDMENT dated as of June 16, 2015, to the Transfer Agent Servicing Agreement dated as of March 25, 2010, as amended through the date hereof (the “Agreement”), is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the terms of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 2 shall be amended so that the following additional text shall appear immediately after the item entitled “Z. Perform services in accordance with the agreed service level agreements.”

“AA. After receiving specific written authorization from an officer of a Fund, enter into an agreement on behalf of the Fund that appoints one or more designated financial intermediaries as agents of the Fund for the limited purpose of accepting orders for the purchase, exchange, and/or redemption of shares of the Fund in accordance with the Prospectus of the Fund and Rule 22c-1 under the 1940 Act.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(signature page follows)

11/2013

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Susan Nichols	By:	/s/ Michael L. Ceccato

Name:	Susan Nichols	Name:	Michael L. Ceccato

Title:	Treasurer	Title:	Senior Vice President

11/2013

2